HomeStreet Responds to Blue Lion Capital Letters to Shareholders

SEATTLE – September 22, 2023 – (BUSINESS WIRE) – HomeStreet, Inc. (Nasdaq: HMST) (including its consolidated subsidiaries, the "Company", "HomeStreet" or "we"), the parent company of HomeStreet Bank, today responded to Blue Lion Capital Letters to Shareholders, set forth in the letter below.

                                        September 22, 2023

To: HomeStreet Shareholders
RE: Company response to Blue Lion Capital letters to shareholders
In several recent letters to our Board of Directors and shareholders written by Chuck Griege, managing partner of Blue Lion Capital, he has proposed the Company sell our FNMA Delegated Underwriter and Servicer business (per Griege the “DUS license”) and related loan servicing portfolio (together our “DUS Business”) and utilize the gain and proceeds to sell certain low yielding loans and reduce borrowings. In these letters Mr. Griege has stated that the value of our DUS Business is “between $100 million and $150 million.” In his most recent letter Mr. Griege stated that “HMST has received at least one letter of intent from an interested buyer for the DUS license and MSRs and believe[s] that it meets the [$100 million] valuation threshold. . .”

On September 15, 2023, the Company received an unsolicited non-binding written proposal to purchase our DUS Business (including our related loan servicing portfolio carried at $32 million on June 30, 2023) from a third party group for $57 million (the “DUS Purchase Proposal”). One of the members of this third party group was recommended to us by Mr. Griege in a prior letter to our Board of Directors.

Our Board of Directors and management have analyzed the DUS Purchase Proposal and determined that the price proposed was inadequate in relation to the resulting benefit and value of the DUS Business to our Company and as such a sale of our DUS Business at this price was not in the best interests of the Company.

/s/ Mark K. Mason
Mark K. Mason
Chairman and Chief Executive Officer

SEATTLE OFFICE | 601 Union Street, Suite 2000 | Seattle, WA 98101 | 1.844.874.7468 | homestreet.com

About HomeStreet

HomeStreet, Inc. (Nasdaq: HMST) is a diversified financial services company headquartered in Seattle, Washington, serving consumers and businesses in the Western United States and Hawaii. The Company is principally engaged in real estate lending, including mortgage banking activities, and commercial and consumer banking. Its principal subsidiary is HomeStreet Bank. HomeStreet Bank is the winner of the 2022 "Best Small Bank" in Washington Newsweek magazine award. Certain information about our business can be found on our investor relations web site, located at http://ir.homestreet.com. HomeStreet Bank is a member of the FDIC and is an Equal Housing Lender.

Contact:	SVP Corporate Marketing Director
HomeStreet, Inc.
Misty Ford (206) 876-5506
misty.ford@homestreet.com